Exhibit 10.1

NON-EMPLOYEE DIRECTOR FORM

TTM TECHNOLOGIES, INC.

2014 INCENTIVE COMPENSATION PLAN

2015 RESTRICTED STOCK UNIT AWARD GRANT NOTICE – NON-EMPLOYEE DIRECTOR

TTM Technologies, Inc. (the “Company”), pursuant to the TTM Technologies, Inc. 2014 Incentive Compensation Plan, as may be amended from time to time (the “Plan”), hereby grants to Participant a right to receive the number of shares of the common stock of the Company (the “Shares”) set forth below. This Restricted Stock Unit award (the “RSUs”) is subject to all of the terms and conditions as set forth herein, in the Restricted Stock Unit Award Agreement (the “Award Agreement”) and in the Plan, all of which are attached hereto and incorporated herein in their entirety.

Participant:

Date of Grant:	5/15/15

Vesting Commencement Date:	5/15/15

Number of Shares subject to the RSUs:

Expiration Date:	Subject to termination as provided in Section 3(c) of the Award Agreement.

Vesting Schedule:

The RSUs subject to this award vest on the first anniversary of the Vesting Commencement Date.

In addition, the RSUs are subject to vesting acceleration pursuant to Section 3(b) of the Award Agreement.
All vesting is subject to Participant’s Continuous Service.

Delivery Schedule:	Delivery schedule to be set forth in Section 4(b) of the Award Agreement.

Additional Terms/Acknowledgements: The Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Unit Award Grant Notice, the Award Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Restricted Stock Unit Award Grant Notice, the Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of Shares of the Company and supersede all prior oral and written agreements on that subject, with the exception of RSUs or options previously granted and delivered to Participant under the Plan or under the Company’s previous incentive compensation plans.

Thomas T. Edman
Chief Executive Officer
TTM Technologies, Inc.

ATTACHMENTS: Restricted Stock Unit Award Agreement and 2014 Incentive Compensation Plan.

ATTACHMENT I

RESTRICTED STOCK UNIT AWARD AGREEMENT

TTM TECHNOLOGIES, INC.

2014 INCENTIVE COMPENSATION PLAN

2015 RESTRICTED STOCK UNIT AWARD AGREEMENT

[NON-EMPLOYEE DIRECTOR]

TTM Technologies, Inc. (the “Company”) wishes to grant to the person (the “Participant”) named in the Notice of Grant of Restricted Stock Unit Award (the “Notice of Grant”) a Restricted Stock Unit award (the “Award”) pursuant to the provisions of the TTM Technologies, Inc. 2014 Incentive Compensation Plan, as may be amended from time to time (the “Plan”). The Award will entitle Participant to shares of common stock of the Company (the “Shares”) if Participant meets the vesting requirements described herein. Therefore, pursuant to the terms of the attached Notice of Grant and this Restricted Stock Unit Award Agreement (the “Agreement”), the Company grants Participant the number of Restricted Stock Units (“RSUs”) listed in the Notice of Grant.

The details of the Award are as follows:

1. Grant Pursuant to Plan. This Award is granted pursuant to the Plan, which is incorporated herein for all purposes. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and conditions of this Agreement and of the Plan. All capitalized terms in this Agreement shall have the meaning assigned to them in this Agreement, or, if such term is not defined in this Agreement, such term shall have the meaning assigned to it under the Plan.

2. Restricted Stock Unit Award. The Company hereby grants to Participant the RSUs listed in the Notice of Grant as of the grant date specified in the Notice of Grant (the “Grant Date”). Such number of RSUs may be adjusted from time to time pursuant to Section 10(c) of the Plan.

3. Vesting and Forfeiture of Restricted Stock Units.

(a) Vesting. Participant shall become vested in the RSUs in accordance with the vesting schedule in the Notice of Grant, except as otherwise accelerated pursuant to Section 3(b) hereof.

(b) Acceleration of Vesting.

(i) Upon the consummation of a Change in Control during Participant’s Continuous Service with the Company and its Related Entities, the RSUs shall become fully vested.

(ii) Upon the termination of Participant’s Continuous Service by reason of Participant’s death, Disability, resignation, or Retirement from the Board, or failure to be re-elected to the Board, in each case prior to the first anniversary date of the Grant Date specified in the Notice of Grant, Participant shall become vested in the number of RSUs equal to the product of (x) the number of RSUs subject to this Agreement multiplied by (y) a fraction equal to the number of whole months elapsed from the Grant Date until such termination of Continuous Service, divided by 12, rounded down to the nearest whole Share.

(c) Forfeiture. Participant shall forfeit any unvested RSUs, if any, in the event that Participant’s Continuous Service is terminated for any reason, including a layoff or termination with or without Cause, except (i) as otherwise provided in this Agreement or the Plan or (ii) as otherwise determined by the Committee in its sole discretion, which determination need not be uniform as to all Participants. The Committee shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of Participant’s forfeiture of the RSUs pursuant to this Section 3(c).

4. Settlement of Restricted Stock Unit Award.

(a) Settlement of Units for Shares. The Company shall deliver to Participant one share of common stock of the Company for each vested RSU subject of this Award on the appropriate Delivery Date (as defined in Section 4(b)). The Company shall not have any obligation to settle this Award for cash.

(b) Delivery Date. Subject to Section 4(c) below, Shares of common stock shall be delivered within thirty (30) days following Participant’s Retirement from the Board.

(c) Deferral of Delivery. Notwithstanding the foregoing, Participant may elect, in writing received by the Committee at least twelve (12) months prior to a Delivery Date, to defer that date until any later date specified in such writing (which such date is at least five years after the original Delivery Date).

5. No Rights as Shareholder until Delivery. Participant shall not have any rights, benefits or entitlements with respect to any Shares subject to this Agreement unless and until the Shares has been delivered to Participant. On or after delivery of the Shares, Participant shall have, with respect to the Shares delivered, all of the rights of an equity interest holder of the Company, including the right to vote the Shares and the right to receive all dividends, if any, as may be declared on the Shares from time to time.

6. Tax Provisions.

(a) Tax Consequences. Participant has reviewed with Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

(b) Withholding Obligations. At the time the Award is granted, or at any time thereafter as requested by the Company, Participant hereby authorizes withholding from payroll and any other amounts payable to Participant, including Shares deliverable pursuant to this Award, and otherwise agrees to make adequate provision for, any sums required to satisfy the minimum federal, state, local and foreign tax withholding obligations of the Company or a Related Entity, if any, which arise in connection with the Award.

The Company, in its sole discretion, and in compliance with any applicable legal conditions or restrictions, may withhold from fully vested Shares otherwise deliverable to Participant upon the vesting of the Award a number of whole Shares having a Fair Market Value, as determined by the Company as of the date Participant recognizes income with respect to those Shares, not in excess of the amount of minimum tax required to be withheld by law (or such lower amount as may be necessary to avoid adverse financial accounting treatment). Any adverse consequences to Participant arising in connection with such Share withholding procedure shall be Participant’s sole responsibility.

In addition, the Company, in its sole discretion, may establish a procedure whereby Participant may make an irrevocable election to direct a broker (determined by the Company) to sell sufficient Shares subject to the Award to cover the tax withholding obligations of the Company or any Related Entity and deliver such proceeds to the Company.

Unless the tax withholding obligations of the Company or any Related Entity are satisfied, the Company shall have no obligation to issue a certificate for such Shares.

(c) Compliance with Section 409A.

(i) It is the intention of both the Company and Participant that the benefits and rights to which Participant could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Participant or the

Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Participant and on the Company).

(ii) Neither the Company nor Participant, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(iii) For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Participant is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

7. Consideration. With respect to the value of the Shares to be delivered pursuant to the Award, such Shares are granted in consideration for the services Participant shall provide to the Company during the vesting period.

8. Transferability. The RSUs granted under this Agreement are not transferable otherwise than by will or under the applicable laws of descent and distribution. In addition, the RSUs shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the RSUs shall not be subject to execution, attachment or similar process.

9. General Provisions.

(a) Employment At Will. Nothing in this Agreement or in the Plan shall confer upon Participant any right to Continuous Service with the Company or any Related Entity for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Related Entity employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Continuous Service at any time for any reason, with or without Cause.

(b) Notices. Any notice required to be given under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, registered or certified, postage prepaid and properly addressed to the party entitled to such notice at the address on file with the Company or at such other address as such party may designate by ten (10) days’ advance written notice under this paragraph to all other parties to this Agreement.

(c) No Limit on Other Compensation Arrangements. Nothing contained in this Agreement shall preclude the Company from adopting or continuing in effect other or additional compensation arrangements, and those arrangements may be either generally applicable or applicable only in specific cases.

(d) Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or would disqualify this Agreement or the Award under any applicable law, that provision shall be construed or deemed amended to conform to applicable law (or if that provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the Award, that provision shall be stricken as to that jurisdiction and the remainder of this Agreement and the Award shall remain in full force and effect).

(e) No Trust or Fund Created. Neither this Agreement nor the grant of the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and Participant or any other person. The RSUs subject to this Agreement represent only the Company’s unfunded and unsecured promise to issue Shares to Participant in the future. To the extent that Participant or any other person acquires a right to receive Shares from the Company pursuant to this Agreement, that right shall be no greater than the right of any unsecured general creditor of the Company.

(f) Cancellation of Award. If any RSUs subject to this Agreement are forfeited, then from and after such time, Participant (and any other person from whom such RSUs are forfeited) shall no longer have any rights to such RSUs or the corresponding Shares. Such RSUs shall be deemed forfeited in accordance with the applicable provisions hereof.

(g) Participant Undertaking. Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Participant or the Shares deliverable pursuant to the provisions of this Agreement.

(h) Amendment, Modification, and Entire Agreement. No provision of this Agreement may be modified, waived or discharged unless that waiver, modification or discharge is agreed to in writing and signed by Participant and the Committee. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and shall in all respects be construed in conformity with the terms of the Plan. In the event of a conflict between the Plan and this Agreement, the terms of the Plan shall govern. Participant further acknowledges that as of the Grant Date, this Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of Shares pursuant to this Award and supersede all prior oral and written agreements on that subject with the exception of awards from the Company previously granted and delivered to Participant. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

(i) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict-of-laws rules thereof or of any other jurisdiction.

(j) Interpretation. Participant accepts this Award subject to all the terms and provisions of this Agreement and the terms and conditions of the Plan. Participant hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Agreement.

(k) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon Participant, Participant’s assigns and the legal representatives, heirs and legatees of Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof. The Company may assign its rights and obligations under this Agreement, including, but not limited to, the forfeiture provision of Section 3(c), to any person or entity selected by the Board.

(l) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(m) Headings. Headings are given to the Paragraphs and Subparagraphs of this Agreement solely as a convenience to facilitate reference. The headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof.

10. Clawback of Benefits. The Company may (i) cause the cancellation of the RSUs, (ii) require reimbursement of any benefit conferred under the RSUs to Participant or Beneficiary, and (iii) effect any other right of recoupment of equity or other compensation provided under the Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). In addition, Participant may be required to repay to the Company certain previously paid compensation, whether provided under the Plan or an Award Agreement or otherwise, in accordance with any Clawback Policy.

By accepting this Award, Participant agrees to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and further agrees that all of Participant’s Award Agreements may be unilaterally amended by the Company, without Participant’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.

11. Representations. Participant acknowledges and agrees that Participant has reviewed the Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing and accepting the Award and fully understands all provisions of the Award.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

TTM TECHNOLOGIES, INC.

By:
Title:

PARTICIPANT

ATTACHMENT II

2014 INCENTIVE COMPENSATION PLAN